Exhibit 99.1

Mediaocean Completes Acquisition of Innovid – Creating the Premier Global Independent, Omnichannel Ad Tech Platform

Innovid & Flashtalking Unite Under Mediaocean to Give Advertisers More Control, Choice, and Transparency

NEW YORK – Feb. 13, 2025 – Mediaocean today announced the successful completion of its acquisition of Innovid, bringing together Innovid and Flashtalking to form an independent ad tech powerhouse. The combined entity creates a leading global, omnichannel ad tech platform, empowering brands, agencies, and publishers with more control, choice, and intelligence over their investments.

Spanning ad serving, creative, measurement, and optimization, the combination of Innovid and Flashtalking offers a transparent, scalable alternative to big-tech solutions across CTV, digital, social, and linear channels. By harnessing AI, automation, and a massive global dataset, the new entity enhances end-to-end workflows, delivering more efficient, accurate, data-driven intel while improving campaign performance and real-time optimization. Advertisers gain greater control, agility, and transparency, ensuring their investments drive maximum impact across screens.

“Advertisers and publishers have long needed an independent alternative to walled-garden ad tech, and that’s exactly what we’re delivering,” said Bill Wise, Co-Founder & CEO of Mediaocean. “With Innovid and Flashtalking, we are bringing together the best in ad serving, personalization, and measurement to create a first-of-its-kind independent, omnichannel solution at scale. This is a defining moment for our industry, where advertisers finally have a clear choice for the control they deserve over their media investments.”

Zvika Netter serves as CEO of the combined ad tech organization, reporting to Bill Wise, and has joined Mediaocean’s Board of Directors. Grant Parker, former head of Flashtalking, is now president of the new entity.

“This merger is more than a strategic alignment – it marks a transformative shift in power and the rise of choice,” said Zvika Netter, CEO of the new combined entity. “For too long, advertisers have been constrained by limited transparency, restrictive tech, and choices dictated by sellers. Today, we are providing an unbiased global platform that returns power to brands and agencies – giving them full control over their campaigns to drive better reach and outcomes across channels. Our combined strengths will redefine the future of advertising, fostering an open ecosystem where innovation thrives.”

The new entity has the independence, data, and technology to help all industry stakeholders thrive and make advertising better for all. This acquisition creates a scaled alternative to ad tech owned by media companies, enabling a seamless workflow across walled gardens and open platforms alike. Advertisers now have:
●	Independent ad serving, creative personalization, and measurement, providing advertisers with full autonomy over their data and media strategies.

●	Seamless omnichannel activation across CTV, social, digital, and linear, bringing order to the chaos of a fragmented media landscape.
●	Optimization intelligence free of bias and conflicts of interest inherent in many of today’s ad tech solutions.
●	Interoperability across channels, including walled gardens, helping advertisers maximize reach and efficiency without constraints.

“Advertisers need a partner that empowers them to connect creative, data, and intelligence across a fragmented media ecosystem,” said Grant Parker, President of the new entity. “By merging Innovid and Flashtalking under Mediaocean, we are delivering an independent platform that automates workflows, enhances creative relevance, provides measurable results, and optimizes campaigns for reach and performance. Advertisers and publishers can scale and activate across CTV, digital, social, and linear to get the right message to the right audience at the right time.”

About Mediaocean
Mediaocean is powering the future of the advertising ecosystem with technology that empowers brands and agencies to deliver impactful omnichannel marketing experiences. With hundreds of billions in annualized ad spend running through its software products, Mediaocean deploys AI and automation to optimize investments and outcomes, with its advertising infrastructure and ad tech tools used by more than 100,000 people across the globe. Mediaocean owns and operates Prisma, the industry’s trusted system of record for media management and finance, Flashtalking, an innovative ad server and creative personalization platform, as well as Protected by Mediaocean, an MRC-accredited ad verification solution. Visit www.mediaocean.com for more information.

About Innovid
Innovid is an independent software platform for the creation, delivery, measurement, and optimization of advertising across connected TV (CTV), linear, and digital. Through a global infrastructure that enables cross-platform ad serving, data-driven creative, and measurement, Innovid offers its clients always-on intelligence to optimize advertising investment across channels, platforms, screens, and devices. Innovid is an independent platform steering innovation in converged TV innovation, through proprietary technology and partnerships designed to reimagine TV advertising. Headquartered in New York City, Innovid serves a global client base through offices across the Americas, Europe, and Asia Pacific. To learn more, visit www.innovid.com or follow us on LinkedIn or X.

About Flashtalking
Flashtalking unleashes the power of creative to make media work better. As the leading independent platform for personalization, orchestration, and intelligence across all marketing channels, our Creative Ad Tech bridges the gap between creative and media. We provide AI and automation to connect the silos between teams and deliver more efficient production, versioning, and distribution of creative. Our solutions operate at scale across CTV, Video, Display, Social, Native, Audio, DOOH, and Retail Media channels. As part of Mediaocean, Flashtalking is tied into the industry’s core ad infrastructure for omnichannel planning, buying, and billing. Visit www.flashtalking.com to learn more.

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Media Contacts
Innovid	Mediaocean
Megan Coyle megan@innovid.com	Aaron Goldman press@mediaocean.com